Exhibit 10.1

NONCOMPETITION AGREEMENT

THIS AGREEMENT, dated as of June 4, 2015, is made by and between _______________, an individual (the “Employee”), and Brooks Automation, Inc., a corporation whose principal offices are located at 16 Elizabeth Drive, Chelmsford, MA 01824 (Brooks Automation, Inc., together with its subsidiaries and affiliates, and their successors and assigns, are collectively referred to as the “Employer”).

WHEREAS, Employer, is a worldwide leader in the manufacture, development and distribution of automation and cryogenic solutions for multiple markets including semiconductor manufacturing and life sciences. Employer’s technologies, engineering competencies and global service capabilities provide customers speed to market and ensure high uptime and rapid response, which equate to superior value in their mission-critical controlled environments. Through product development initiatives and strategic business acquisitions, Employer has expanded offerings to meet the needs of customers in the life sciences industry, analytical and research markets and clean energy solutions.

WHEREAS, Employer has developed and continues to develop and use certain trade secrets, customer lists and other proprietary and confidential information and data, which Employer has spent a substantial amount of time, effort and money, and will continue to do so in the future, to develop or acquire such proprietary and confidential information and to promote and increase its good will.

NOW, THEREFORE, in consideration of Employee’s continued employment by Employer and Employee’s compensation, in particular additional valuable consideration including, but not limited to the granting of certain stock units or other equity or incentive compensation, which is conditioned, at least in part, upon Employee’s execution and delivery of this Agreement, Employee understands and agree to the following:

Section 1.     Employee recognizes and acknowledges that it is essential for the proper protection of the Employer’s legitimate business interests that Employee be restrained for a reasonable period following the termination of Employee’s employment with the Employer, either voluntarily or involuntarily, from competing with Employer as set forth below.

Employee acknowledges and agrees that during the term of Employee’s employment with Employer, and for a period of twelve (12) months thereafter, Employee will not, directly or indirectly, engage, participate or invest in or be employed by any business within the Restricted Area, as defined below, which: (i) develops or manufactures products which are competitive with products developed or manufactured by Employer; (ii) distributes, markets or otherwise sells, either through a direct sales force or through the use of the Internet, products manufactured by others which are competitive with or similar to products distributed, marketed or sold by Employer; or (iii) provide services, including the use of the Internet to sell, market or distribute products, which are competitive with or similar to services provided by Employer, including, in each case, any products or services Employer has under development or which are the subject of active planning at any time during the term of Employee’s employment. The foregoing restrictions shall apply regardless of the capacity in which Employee engages, participates or invests in or is employed by a given business, whether as owner, partner, director, shareholder, consultant, agent, employee, co-venturer or otherwise.

“Restricted Area” shall mean each state and territory of the United States of America and each country of the world outside of the United States of America in which Employer has invented, developed,

Exhibit 10.1

manufactured, marketed, sold and/or distributed its products and/or services (or in which Employer was actively planning to engage or to do business) at any time within the last two (2) years of Employee’s employment.

Section 2.    During the term of Employee’s employment with Employer and for a period of twelve (12) months after termination of the Employee’s employment with the Employer for any reason, Employee will not: (i) employ, hire, solicit, induce or identify for employment or attempt to employ, hire, solicit, induce or identify for employment, directly or indirectly, any employee(s) of the Employer to leave his or her employment and became an employee, consultant or representative of any other entity including, but not limited to, Employee’s new employer, if any; and/or (ii) solicit, aid in or encourage the solicitation of, contract with, endeavor to reduce the amount of business conducted by the Employer, aid in or encourage the contracting with, service, or contact any person or entity which is or was, within the two (2) years prior to Employee’s termination of employment with Employer, a customer or client of Employer, or a prospective customer or client of Employer, for purposes of marketing, offering or selling a product or service competitive with a product of service developed, marketed or sold and/or distributed by the Employer.

Section 3.    For the period of twelve (12) months immediately following the end of Employee’s employment by Employer, Employee will inform each new employer, prior to accepting employment, of the existence of this Agreement and provide that employer with a copy of this Agreement.

Section 4.    Employee understands and agrees that the provisions of Sections 1 and 2 shall not prevent Employee from acquiring or holding publicly traded stock or other publicly traded securities of a business, so long as Employee’s ownership does not exceed 1% percent of the outstanding securities of such company of the same class as those held by Employee, or from engaging in any activity or having an ownership interest in any business that is approved in advance in writing by the Board of Brooks Automation, Inc.

Section 5.    Employee acknowledges that the time, geographic and scope of activity limitations set forth herein are reasonable and necessary to protect the Employer’s legitimate business interests. However, if in any judicial proceeding a court refuses to enforce this Agreement, whether because the time limitation is too long, because the restrictions contained herein are more extensive (whether as to geographic area, scope of activity or otherwise) than is necessary to protect the legitimate business interests of Employer, it is expressly understood and agreed between the parties hereto that this Agreement is deemed modified to the extent necessary to permit this Agreement to be enforced in any such proceedings. The twelve (12) month duration of Employee’s covenants in Sections 1, 2 and 3 of this Agreement shall be extended by the period equal to the time, if any, during which Employee is in breach of any such covenants.

Section 6.    Employee further acknowledges and agrees that it would be difficult to measure any damages caused to Employer which might result from any breach by Employee of any of the promises set forth in this Agreement, that any harm done would be irreparable, and that, in any event, money damages would be an inadequate remedy for any such breach. Accordingly, Employee acknowledges and agrees that if he or she breaches or threatens to breach, any portion of this Agreement, Employer shall be entitled, in addition to all other remedies that it may have: (i) to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to Employer; (ii) to be relieved of any obligation to provide any further shares, payments, or benefits to Employee or Employee’s dependents (including the obligation to continue to vest Employee, or allow Employee to exercise, any outstanding stock units or other equity or incentive compensation); and (iii) to designate that any stock units or other equity or incentive compensation that became vested, exercisable,

Exhibit 10.1

or payable prior to any breach by Employee of this Agreement shall be forfeited, and that any shares or cash relating to such equity compensation that was previously paid or delivered to Employee within twelve (12) months of such breach shall be returned or repaid to the Employer within ten (10) days of Employer’s written demand.

Section 7.    Intentionally Omitted.

Section 8.    The Employee acknowledges and agrees that this Agreement does not constitute a contract of employment and does not imply that Employer or any of its subsidiaries will continue the Employee’s employment for any period of time.

Section 9.    This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. For avoidance of doubt, nothing in this Agreement shall affect any of the Employee’s obligations to Employer under any separate confidentiality, non-disclosure or inventions agreement entered into between the Employee and the Employer.

Section 10.    This Agreement cannot be modified, amended or changed, nor may compliance with any provision hereof be waived, except by an instrument in writing executed by the party against whom enforcement of such modification, amendment, change or waiver is sought. Any waiver by the Employer of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of the Employer to insist upon strict compliance with any provision of this Agreement at any time shall not deprive the Employer of the right to insist upon strict compliance with such provision at any other time or of the right to insist upon strict compliance with any other provision hereof at any time.

Section 11.    All notices, requests, demands, consents and other communications which are required or permitted hereunder shall be in writing, and shall be deemed given when actually received or if earlier, two days after deposit with the U.S. postal authorities, certified or registered mail, return receipt requested, postage prepaid or two days after deposit with an internationally recognized air courier or express mail, charges prepaid, addressed as follows:

If to Employer:

Brooks Automation, Inc.
16 Elizabeth Drive
Chelmsford, Massachusetts 01824
Attention: Senior Vice President, HR

If to the Employee, at the address set forth in the Employer’s records, or to such other address as any party hereto may designate in writing to the other party, specifying a change of address for the purpose of this Agreement.

Section 12.     This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 13.    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements executed and to be performed solely within such state, without regard for its choice of law principles.

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Section 14.

(a)
Employee understands and agrees that Employer shall suffer irreparable harm in the event that Employee breaches any of Employee’s obligations under Sections 1 and 2 of this Agreement and that monetary damages shall be inadequate to compensate Employer for such breach. Accordingly, Employee agrees that, in the event of a breach or threatened breach by Employee of any of the provisions of Section 1 or 2 of this Agreement, Employer shall be entitled to a temporary restraining order, preliminary injunction and permanent injunction in order to prevent or restrain any such breach by Employee. The Employer shall be entitled to seek all other monetary damages to which it is entitled under the law in connection with any transactions constituting a breach of any of the provisions of Sections 1 or 2 of this Agreement only in accordance with Section (b) herein.

(b)
Except as set forth in Section (a) herein, the Parties shall submit any disputes arising under this Agreement to an arbitration panel conducting a binding arbitration in Boston, Massachusetts or at such other location as may be agreeable to the Parties, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect on the date of such arbitration (the “Rules”), and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The award of the arbitrator shall be final and shall be the sole and exclusive remedy between the Parties regarding any claims, counterclaims, issues or accountings presented to the arbitrator.

(c)
Except as set forth in Section (a) herein, if either Party pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding Party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney’s fees related to such action.

(d)
The Employee acknowledges and expressly agrees that this arbitration provision constitutes a voluntary waiver of trial by jury in any action or proceeding to which the Employee or the Company may be parties arising out of or pertaining to this Agreement.

Any judicial proceeding arising out of or relating to this Agreement shall be brought exclusively in the courts of the Commonwealth of Massachusetts, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement between the parties to waive any objections to jurisdiction, to venue or to convenience of forum. Each party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation arising directly or indirectly out of this Agreement.

Section 15.    This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns. Employee acknowledges and agrees that this Agreement may be assigned by Employer without further consent by the Employee (including but not limited to any successor to the Employer following a sale, merger or other similar transaction), but that Employee’s rights and obligations hereunder are personal and may not be assigned by Employee. For all purposes of this Agreement, references to the “Employer” shall be deemed to

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include all predecessor and successor entities.

Section 16.    This Agreement shall be interpreted so as to be effective and valid under applicable law, but if any provision is prohibited or invalid under such law, such provision shall be ineffective only to the extent it is prohibited or invalid, without invalidating or nullifying the remainder of such provision or any other provision of this Agreement.

Section 17.    THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT AND HAS HAD ADEQUATE TIME AND OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF THE EMPLOYEE’S OWN CHOOSING REGARDING THE MEANING OF THE TERMS AND CONDITIONS CONTAINED HEREIN, AND THE EMPLOYEE FURTHER ACKNOWLEDGES THAT THE EMPLOYEE FULLY UNDERSTANDS THE CONTENT AND EFFECT OF THIS AGREEMENT AND AGREES TO ALL OF THE PROVISIONS CONTAINED HEREIN.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.